EXHIBIT 99.1

PRESS RELEASE ISSUED JULY 11, 2006

☐NEWS☐

FOR IMMEDIATE RELEASE: July 11, 2006

CONTACT:
Brad Long / Investor Relations	Bevo Beaven, Sr. Vice President/GM
Galaxy Energy	Warren Laird, Senior Account Executive
(360) 945-0395	CTA Public Relations, Inc.
(800) 574-4294	(303) 665-4200

Galaxy Energy Provides Financial and Operational Update

Denver, Colo. – July 11, 2006 - Galaxy Energy Corporation (Amex: GAX) announced today that it has negotiated modifications in the terms of its credit agreements with one of its lending groups, among other things to defer cash payments due in August and September of 2006 to October 1, 2006. The Company also announced that, pursuant to its business plan as submitted to the American Stock Exchange, it has engaged Meagher Oil & Gas Properties, Inc. to assist the Company with the sale of certain non-core assets consisting primarily of undeveloped properties in the Powder River Basin of Montana and Wyoming, and its properties in East Texas. The Company is also discussing with other entities, including affiliated companies, additional options related to the rationalization of its asset base, incremental financings and possible business combinations. As of this date, however, no agreements or understandings have been reached as a result of these discussions. The Company also provided an update on its activities in the Piceance Basin in Colorado.

Waiver and Agreement with Senior Secured Convertible Note Holders

On July 7, 2006, the Company and the holders of its senior secured convertible notes issued in 2004 and 2005 entered into a Waiver and Agreement. Galaxy had notified the holders of the 2004 Notes of an Equity Liquidity Test Failure on July 3, 2006, as defined in its agreements with the holders, triggering the holders’ right to make an early repayment election in the aggregate amount of $1,217,929.

In the Waiver and Agreement, Galaxy and the holders agreed to the following:

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The waiver of the holders’ right to make an early repayment election as a result of the July 2006 Equity Liquidity Test Failure and any Equity Liquidity Test Failure as of August 1, 2006 and/or September 1, 2006;

•	The deferral of the August 2006 and September 2006 installment payments on the 2004 Notes until October 2, 2006, unless earlier converted by the holders;
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The ability of the holders to convert up to $5,000,000 in principal amount of the 2004 Notes, plus related interest, at their option as a “Company Alternative Conversion” under the Notes through September 30, 2006, with the amounts converted to be applied first to the August 2006 installment payment, second to the September 2006 installment payment, and then to those installments nearest to the maturity date of the 2004 Notes; and

•	The waiver of Galaxy’s right to prepay any part of the 2004 or 2005 Notes.

The Piceance Basin

The Company controls approximately 6,000 (1,500 net) undeveloped acres in the Piceance Basin through its wholly owned subsidiary, Dolphin Energy Corporation and in partnership with Exxel Energy Corp.

The Company currently has drilling or completion activities underway on four of its operated wells in the basin.

In the Biscuit Ranch 10-31D well, all completed zones within the overall interval from 7294’ to 8462’ have now been commingled, 2 3/8” production tubing has been installed, and fracture treatment fluids have been partially recovered while flaring gas coming from the well. Flow periods to recover additional remaining treatment fluids (approximately 2500 barrels) are continuing. The Company is currently preparing to move in a completion rig to lower the tubing string, check for sand fill across perforated and treated intervals and continue flowing the well to complete clean up. The Company has a 25% working interest in this well.

Completion activities are underway in the Mulvihill 15-32D well, with the fracture treatment design having been completed for the initial perforated zones within the overall interval from 8514’ to 8818’. Breakdown of each zone with acid utilizing packer and tubing is underway in preparation for the first fracture stimulation to be performed down 4 ½” production casing. The Company will have an 18.75 to 25% working interest in this well, depending upon a participation election by an unrelated working interest owner.

The Purkey Ranch 13-31B well has reached a total depth of 9373’. The Company is currently preparing to run open hole wireline electric logs and then 4 ½” production casing. The Company has a 25% working interest in this well

The Company is currently drilling the BR 03-03B Biscuit Ranch directional well. 8 5/8” surface casing has been set and cemented to a depth of 1150’ and this well is currently drilling ahead below 2600’. The Company has a 25% working interest in this well.

At this time, Galaxy reports that it is too early to know what flow rates to expect with respect to any of these wells.

In addition, the Company through Dolphin has varying working interests in several non-operated wells. These non-operated wells currently include one producing well operated by Williams Production RMT Company, two wells operated by Bill Barrett Corporation which are in the completion phase, as well as one well in the completion and evaluation phase, which is operated by Antero Resources Company.

About Galaxy Energy

Galaxy Energy Corporation, a development stage oil and gas exploration and production company, is focusing on acquiring and developing coalbed methane in the Powder River Basin of Wyoming and other unconventional natural gas properties in the Piceance Basin of Colorado, in addition to exploration activities in Germany and Romania. The Company conducts its exploration activities through two wholly owned subsidiaries, Dolphin Energy Corporation and Pannonian International, Ltd.

Forward Looking Statement

This press release consists of forward-looking statements regarding the intent, belief or current expectations of the Company and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and actual results could differ materially from those indicated by such forward looking statements. The Company assumes no obligation to update the information contained in this press release, whether as a result of new information, future events or otherwise. Please refer to the Company's filings with the United States Securities and Exchange Commission for discussions of risks and uncertainties found in Forms 10-K (annual report), 10-Q (quarterly report) and other filings.

Additional information may be found at the Galaxy Energy Corporation Web site, http://www.galaxyenergy.com/ or by calling Brad Long, Investor Relations/Galaxy Energy at (800) 574-4294, Bevo Beaven or Warren Laird of CTA Public Relations at (303) 665-4200, Tina Cameron, Renmark Financial Communications at (514) 939-3989 or Kathleen Heaney (203) 803-3585 of Integrated Corporate Relations.

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